Exhibit 4.20

Business Reorganization Agreement

THIS BUSINESS REORGANIZATION AGREEMENT (this “Agreement”) is made and entered into by and between the following parties as of the 19th day of July, 2024 (the “Date of Execution”) in Foshan, the PRC:

1.	Chen Xiaoping, Chinese citizen, Chinese identity card number: xxxxxxxxxxxxxxxxxx;
2.

Zhuhai Yungui Enterprise Management Consulting Partnership (Limited Partnership), a limited partnership organized and validly existing in Zhuhai under the laws of the PRC (“Zhuhai Yungui” and together with Xiaoping Chen, the “Purchaser”);

3.	Viomi Technology Co., Ltd, a limited liability company organized and validly existing under the laws of the Cayman Islands（“Viomi Cayman”);
4.	Viomi HK Technology Co., Limited，a company established and validly existing under the laws of Hong Kong with limited liability (“Viomi HK” and together with Viomi Cayman, the “Vendors”);
5.	Yunmi Hulian Technology (Guangdong) Co., Ltd，a limited liability company organized and validly existing in Foshan City under the laws of the People’s Republic of China (“Yunmi Hulian”);
6.	Foshan Xiaoxian Hulian Electric Appliances Technology Co., Ltd.，a limited liability company organized and validly existing in Foshan City under the laws of the PRC (“Foshan Xiaoxian”);
7.	Foshan Qutansuo Electrical Technology Co., Ltd.，a limited liability company organized and validly existing in Foshan City under the laws of the PRC (“Qutansuo”);
8.	Guangdong AI Touch Technology Co., Ltd.，a limited liability company organized and validly existing in Foshan City under the laws of the PRC (“AI Touch”);
9.	Zhuawa Technology (Guangdong) Co., Ltd.，a limited liability company organized and validly existing in Guangzhou City under the laws of the PRC (“Zhuawa”);
a)	Guangzhou Interconnect Electric Appliances Technology Co., Ltd., a limited liability company organized and validly existing in Guangzhou City under the laws of the PRC (“Guangzhou Interconnect”);

10.	Zhumeng Hulian Technology (Guangdong) Co., Ltd.，a limited liability company organized and validly existing in Foshan City under the laws of the PRC (“Zhumeng Hulian”);
11.	Guangdong Lizi Technology Co., Ltd., a limited liability company organized and validly existing in Foshan City under the laws of the PRC (“Guangdong Lizi”);
12.	Foshan Quanxian Technology Co., Ltd.，a limited liability company organized and validly existing in Foshan City under the laws of the PRC (“Foshan Quanxian”);
13.	Lequan Technology (Beijing) Co., Ltd.，a limited liability company organized and validly existing in Beijing City under the laws of the PRC (“Lequan”);
14.	Beijing Yunmi Technology Co., Ltd.，a limited liability company organized and validly existing in Beijing City under the laws of the PRC (“Beijing Viomi”);
15.	Foshan Yunmi Electric Appliances Technology Co., Ltd.，a limited liability company organized and validly existing in Foshan City under the laws of the PRC (“Foshan Viomi”).

Any of the above contracting parties shall be referred to individually as a “Party” and collectively as the “Parties”.

in view of:

1.	Viomi Cayman is a NASDAQ-listed company (ticker symbol: VIOT)，Viomi HK is a wholly owned subsidiary of Viomi Cayman，Yumi Hulian、Zhumeng Hulian and Lequan （collectively “WFOE”） are wholly-owned subsidiaries established in the PRC by Viomi HK or other overseas entities controlled by Viomi Cayman.，Foshan Viomi is a domestic company controlled by Yummi Hulian through a VIE agreement。Guangdong Lizi、Foshan Quanxian、Beijing Viomi、Xiaoxian、Qutansuo、AI Touch、Zhuawa、Guangzhou Interconnect are subsidiaries of WFOE directly or indirectly controlled by WFOE through equity or agreements in China. As of the date of this Agreement, the shareholding structure of the Domestic Company is as shown in Attachment I-(I) to this

Agreement.

2.

As of the date of this Agreement, the Purchaser holds in aggregate 100% of the equity interests in Foshan Viomi and has entered into the Existing VIE Agreement (as defined below) with Foshan Viomi and Yummi Hulian in respect of such equity interests; Foshan Viomi holds 100% of the equity interests in Guangzhou Interconnect

3.

The current main business of the Group Company mainly consists of two segments, namely water purification business and smart home business, of which the smart home business is mainly operated by the Subject Company (as defined below). Due to the needs of the business development of the Group Company, the parties agree to divest the Target Business (as defined below) from the business system of the Group Company in accordance with the terms and conditions of this Agreement, and the Purchaser shall acquire the equity interest in the Subject Company and the assets, personnel, business and other resources relating to the Target Business through the Transaction, so as to fulfill the purpose of the Purchaser’s independent operation of the Target Business.

To this end, the parties have reached this agreement on matters relating to the Transaction after amicable negotiations for mutual compliance and execution by the parties.

Article 1 Definitional clauses

1.1	Defination For the purposes of this Agreement, unless otherwise specified, the following terms appearing in this Agreement shall have the following meanings：

“Group company”	means Viomi Cayman and each of the entities controlled directly or indirectly by it and branches of such entities.

“Target business”	refers to the smart home business other than hoods, ranges, and water heaters.

“Target company”	refers to Foshan Viomi, Qutansuo, Xiaoxian, AI Touch and Zhuawa.

“Transaction documents”	means this Agreement, the VIE Termination Agreement attached hereto as Exhibit II, and all other documents and agreements relating to the Transaction.

“Existing VIE agreements”

Refers to the Exclusive Consulting and Services Agreement, the Exclusive Right to Purchase Agreement, the Equity Pledge Agreement, the Shareholders’ Voting Rights Entrustment Agreement and the Spousal Consent Letter signed by the spouse of Chen Xiaoping, all of which were entered into by Guangzhou Interconnect and Foshan Viomi and its shareholders on April 28, 2020

“Related party”

In relation to a particular person, means: (i) in the case of a natural person, any other person who is directly or indirectly controlled by that person, or a member of that person’s family, and (ii) if the person is not a natural person, any person who directly or indirectly controls, or is directly or indirectly controlled by, or is directly or indirectly under common control with, that person. “Control” is defined as the holding of more than 50% of the voting equity/interest in an entity or the right to appoint more than half of the directors or other members of a similar governing body of the entity, or to have actual decision-making power or control over the operations of the entity, whether by agreement or otherwise.

“Parties”

Every effort should be made to interpret it broadly (and it should include individuals, partnerships (including limited partnerships), corporations, associations, joint stock companies, limited liability companies, trusts, partnerships, unincorporated organizations and governmental bodies).

“Intellectual property rights”

Means patents, patent applications, inventions, designs, registered trademarks, trademark applications, unregistered logos, trade names, service marks, brand names, registered designs, unregistered design rights, copyrights, copyrights, data for business use, utility models, know-how, technical drawings, database rights, Internet domain names, computer software programs and systems, source codes, goodwill, business secrets (“business secrets” include, but are not not limited to manufacturing and production processes and know-how, research and development information, technology, drawings, designs, programs, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and other confidential or proprietary information), confidential information and other industrial or commercial intellectual property rights, whether or not registered or capable of being registered, and applications for registration or protection for the foregoing and all applications for registration or protection of the foregoing.

“China”	Means the People’s Republic of China (which, for the purposes of this Agreement only, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

“Chinese law”

Refers to all Chinese laws currently in force, including laws, regulations, rules, ordinances and provisions, and all normative legal documents formulated by the legislative, executive and judicial organs.

“Workdays”	Means any day other than Saturdays, Sundays, statutory holidays and other days on which commercial banks in the PRC and Hong Kong are required or authorized to close for business.

1.2	Headings All headings in this Agreement are for ease of reading only and do not affect the meaning of any provision under the Agreement or the interpretation of that provision.
1.3	Others Unless otherwise indicated, the days, months and years referred to in this Agreement are those of the Gregorian calendar.

Article II. Transaction principles

The basic transaction method of the Transaction is the termination of the Existing VIE Agreement between Yunmi Hulian and Foshan Viomi and its shareholders, which will enable the Purchaser to beneficially acquire 100% equity interests in Foshan Viomi and indirectly acquire equity interests in Qutansuo, Foshan Xiaoxian, AI Touch and Zhuawa through Foshan Viomi, so as to realize the divestment of the Target Business operated by the Subject Company from the Group Company’s business system. Prior to the settlement date of the Transaction, Guangzhou Interconnect, Foshan Viomi and Zhumeng Hulian, a wholly-owned subsidiary of the Seller, entered into a set of new VIE Agreements, which enabled Foshan Viomi to no longer retain control over Interconnect and the Seller to realize the agreed control over Guangzhou Interconnect. The consideration for the Transaction will be paid by the Purchaser through

Foshan Viomi to Guangzhou Interconnect by way of paid in capital. In addition, as there are certain intersections between the Subject Company and other group companies in terms of business, assets and personnel, etc., in order to ensure the smooth implementation of the Transaction, the Seller has engaged a third-party professional organization to sort out, split and evaluate the assets and business of the Subject Company and other group companies. The parties agree that the group company will transfer all assets, personnel, contracts, debts and liabilities related to the target business but not attributable to the name of the subject company to the subject company. Transfer of assets, personnel, contracts, debts and liabilities related to non-target business held by the subject company to a group company designated by the seller.

Article III. Adjustment of assets and business within the Group

3.1

Pursuant to the transaction principles described in Article 2 of this Agreement, the parties agree to restructure and reorganize the assets and businesses of the Group Companies, whereby the Group Companies shall transfer to the Subject Company all the assets and businesses of the Group Companies as at the Valuation Date (December 31, 2023) which are related to the Target Business but are not attributable to the name of the Subject Company. Transfer of all assets and businesses related to non-target business held by the subject company to a group company designated by the seller. Specifically included:

(1)	Transfer of tangible assets

The Seller shall cause its subsidiary group companies to transfer all fixed assets (including but not limited to machinery and equipment, inventories and other fixed assets) related to the Target Business but not attributable to the name of the Subject Company to the Subject Company; The Subject Company shall transfer all fixed assets (including but not limited to machinery and equipment, inventories and other fixed assets) held by it that are not related to the Target Business to the group company designated by the Seller.

(2)	Transfer of intangible assets

The Seller shall cause its subsidiary group companies to transfer to the Subject Company the ownership and/or the right to use the intellectual property rights and other intangible assets necessary for the operation of the Target Business but not vested in the name of the

Subject Company(including but not limited to, the seller shall transfer all registered trademarks, trademark applications and unregistered logos, brand names, trade names, service marks, etc. related to the brand name “Viomi” registered in its name to the group company designated by the seller); The Subject Company shall transfer the ownership and/or the right to use the intellectual property rights and other intangible assets held by it which are not required for the Target Business to the Group Company designated by the Seller. The relevant parties shall use commercially reasonable efforts to complete as soon as possible the procedures for registration of changes in the intellectual property rights to be transferred with the relevant intellectual property administration authorities.

(3)	Transfer of Viomi APP

The Subject Company shall transfer the “Viomi” website (www.viomi.com.cn), “ Viomi” APP, public number and small program registered under its name, as well as “ Viomi Mall” and all information and interests (including domain names, databases, codes, computer programs and software, operational data, materials, documents, information, etc.) of the Subject Company and its subsidiaries operated by the abovementioned websites, APPs, public numbers and small programs to Guangzhou Interconnect. Subsequently, Guangzhou Interconnect shall be responsible for the subsequent operation of “Viomi” APP and related online business, and handle the “Value-added Telecommunications Business License” (if necessary) required for the operation of online business.

(4)	Transfer of personnel
(a)

The Seller shall cause its subsidiary group companies to terminate the existing labor agreements with the employees who are actually engaged in the Target Business but whose labor relations are not attributable to the Subject Company（Including but not limited to labor contracts, confidentiality and intellectual property agreements, non-competition agreements and other documents, hereinafter the same），and cause such persons to re-sign a full set of labor agreements with the subject company on the same date as the termination of the existing labor agreements. At the same time, the Subject Company shall terminate the existing labor agreements with its employees engaged in the non-target business and cause such persons to re-sign a full set of labor agreements with the group companies designated by the Seller on the same date as the termination of the existing labor agreements. The parties shall use their best efforts to assist in the necessary procedures for the transfer of social security, provident fund and records of such persons.

(b)

The remuneration package and related costs (such as social security, provident fund, etc.) of such transferred personnel shall be borne by the personnel’s receiving party from the date of signing this Agreement. The parties agree to use their best efforts to cause the transfer of personnel labor relations to be completed as soon as possible and within 60 days of the date of this Agreement. Upon completion of the transfer of labor of the personnel, the parties shall settle the personnel costs, and the former employer of the employees shall be responsible for settling the costs and expenses incurred due to the transfer of the labor relationship of the personnel, as well as the salary costs that have not been settled prior to the date of the signing of this Agreement. For the salary costs of personnel after the date of this Agreement, they shall be borne by the recipient of the personnel.

(5)	Assignment of claims and contracts
(a)

The Seller shall procure its subsidiary group companies to assign all outstanding debts and claims relating to the Target Business (including but not limited to debts, claims, liabilities, rights, obligations and responsibilities under bank loan contracts, bank notes, business contracts, etc., collectively referred to as the “Target Business Debts”) borne by group companies other than the Subject Company to the Subject Company, and the relevant contracts shall be collectively referred to as the “Target Business Contracts”. “The relevant contracts are collectively referred to as the “Target Business Contracts”) shall be transferred to the Subject Company, which shall then actually fulfill the Target Business Contracts and assume the Target Business Debts and Obligations; The Subject Company shall assign all outstanding debts and claims relating to the Non-Target Business (including but not limited to debts, claims, liabilities, rights, obligations and responsibilities under bank loan contracts, bank notes, business contracts and other contracts, collectively referred to as the “Non-

Target Business Debts and Claims”, and the relevant contracts, collectively referred to as the “Non-Target Business Contracts”) to the group company designated by the Seller. The relevant contracts are collectively referred to as the “Non-Target Business Contracts”) shall be transferred to the group company designated by the Seller, and the group company designated by the Seller shall subsequently perform the Non-Target Business Contracts and assume the Non-Target Business Debts and Obligations.

(b)

The buyer and seller shall cause the relevant assignor to be responsible for all necessary formalities or matters required by law or the relevant agreement, including but not limited to signing supplementary agreements, obtaining the consent of the contractual counterparty or giving notice to the contractual counterparty, in accordance with the agreement of such contracts. Subject to the execution of the said contracts, if the subject concerned is indeed unable to transfer the contractual rights and obligations, he/she shall continue to fulfill the corresponding contractual obligations and assume responsibility in his/her own name, based on the principle of good management, honesty, trustworthiness, diligence and professionalism to the counterparty of the said contracts. However, regardless of whether the transfer process of such contracts is completed or not, from the date of signing of this Agreement until the date of completion of the transfer or performance or termination of all the contracts to be transferred (the aforesaid period shall be referred to as the “Transitional Period”), all revenues and costs arising from the Targeted Business Contracts shall be borne by the Subject Company, and all revenues and costs arising from the Non-Targeted Business Contracts shall be borne by the Group Companies designated by the Seller. All revenues and costs arising from the Target Business Contracts shall be borne by the Subject Company, and all revenues and costs arising from the Non-Target Business Contracts shall be borne by a group company designated by the Seller, and no other party shall have any responsibility or liability in respect of such contracts. The parties agree to settle all the revenues and costs actually incurred during the transition period within 60 days after the transition period, and the revenues and costs actually borne by the subject company under the non-target business contract and the revenues and costs actually borne by the other group companies under the target business contract shall be calculated in a comprehensive manner and then set off against each other, and if there is a difference after the set-off, the party that bears the greater amount of revenues shall pay the difference to the other party.

(6)	Adjustment of shareholding in Linkage Everything

Prior to the settlement date of the Transaction, a series of VIE Agreements (collectively, the “New VIE Agreements”) such as the Exclusive Consulting and Service Agreement, the Exclusive Right to Purchase Agreement, the Equity Pledge Agreement, the Shareholders’ Voting Rights Entrustment Agreement and other agreements shall be entered into by Guangzhou Interconnect with Zhumeng Hulian, and Foshan Viomi, and Guangzhou Interconnect shall realize its control over the Guangzhou Interconnect will realize its control over Guangzhou Interconnect through the New VIE Agreements. Guangzhou Interconnect and Foshan Viomi shall, within thirty (30) business days after the signing of the New VIE Agreement or at such other time as both parties may agree, proceed with the registration of the corresponding pledge in respect of the pledge of equity interests of Guangzhou Interconnect under the New VIE Agreement.

3.2

With respect to the intra-group transfer of assets and businesses referred to in this Article 3, the parties agree that the transferor of each asset and business and the transferee shall enter into a specific transfer agreement or other relevant legal documents (individually or collectively, the “Asset and Business Adjustment Agreements”), with effect from the date of signing of the relevant asset and business realignment agreements, all intra-group asset and business realignments under such asset and business realignment agreements shall be deemed to have been executed, i.e., under the Assets and Operations Adjustment Agreement：(i) Ownership of all assets and businesses related to the Target Business and all rights and obligations attaching to such assets and businesses are vested in the Target Company；(ii) Ownership of all assets and businesses related to the non-target business and all rights and obligations attaching to such assets and businesses are vested in the group companies designated by the Seller；(iii) Subject to Clause 3.1.(4)(b) and Clause 3.1.(5)(b) of this Agreement, as from the date of the Asset and Business Adjustment

Agreement, the transferor of the relevant assets and businesses shall no longer have any rights over such assets and businesses and shall not have any obligations based on such assets and businesses. From the date of signing of this Agreement, each party shall expeditiously promote the filing/registration procedures for the changes involved in the adjustment of assets and business within the Group as described in this Article 3. However, the completion or non-completion of the procedures for filing/registration of changes involved in the adjustment of assets and businesses within the Group shall not affect the validity of the transfer of such assets and businesses. Neither the transferor nor the receiver of such assets and business shall claim any rights or raise any objections against the other party accordingly.

3.3

The parties agree and confirm that the intra-group assets and business restructuring for the purpose of the Transaction means that all assets, business, personnel, etc. related to the Target Business shall be transferred to the Target Company. All assets, business, personnel, etc. related to the non-target business shall be transferred to the group company designated by the Seller. In the event that there are assets and/or operations (including but not limited to fixed assets, intangible assets, related personnel, business contracts, and all technologies, processes, materials, information, etc.) that are not listed in Article 3 of this Agreement but are related to the Target business, If such assets and/or businesses have been included in the scope of valuation of the Transaction, the Seller shall procure the relevant group companies to transfer them to the Subject Company together at no consideration.

If, after the valuation date, the subject company adds any new assets and/or businesses related to non-target businesses, or if any new assets and/or businesses related to target businesses are added by group companies other than the subject company, including, but not limited to, newly acquired assets, newly signed business contracts, etc. after the valuation date，then the Purchaser and the Seller shall cause the relevant parties to sort out and split up such additional assets and/or business. The transfer of assets and/or businesses related to the Target Business by the relevant Group Company to the Subject Company, and the transfer of assets and/or businesses related to the Non-Target Business by the Subject Company to the Group Company designated by the Seller, and the parties agree to negotiate amicably at that time on the manner, terms and price of the transfer of such additional assets and/or businesses.

3.4

The parties agree to use all reasonable endeavors to facilitate the completion of all formalities relating to the intra-group asset and business realignment (including, but not limited to, signing specific agreements on the restructuring of assets and operations, completing procedures for filing/registering changes related to the restructuring of assets and operations, exchanging labor contracts and other procedures related to the transfer of personnel, and completing all other matters related to the restructuring of assets and operations) referred to in this Article 3 as soon as possible from the date of signing of this Agreement. For the purpose of performing the intra-group asset and business realignment under this Agreement, in addition to this Agreement and the Asset and Business Realignment Agreement, the parties and their affiliates may enter into one or more assignment agreements or other agreements based on the terms and conditions of this Agreement, which shall be deemed to be executory documents for the purpose of performance of this Agreement (collectively, the “Executory Documents”) (collectively, the “Executory Documents”), and such Executory Documents shall not conflict with the contents of this Agreement. If there is any inconsistency between the contents of such agreements and this Agreement or if there is no corresponding agreement, the contents of this Agreement shall prevail.

Article IV. The transaction

4.1	Subject to the terms and conditions of this Agreement, the parties agree that the Transaction shall be conducted as follows：
(1)	Termination of the Existing VIE Agreement of Foshan Viomi

Yummi Hulian and Foshan Viomi and their shareholders shall execute the Termination Agreement in the form and substance as set forth in Attachment II hereto (the “VIE Termination Agreement”) on the date hereof. It is agreed that all rights and obligations of each of the relevant parties under the existing VIE Agreement will be terminated on the settlement date and no consideration will be payable. Upon termination of the Existing

VIE Agreement, Yummi Hulian no longer has any interest in Foshan Viomi. The Purchaser will beneficially own 100% of the equity interest in Foshan Viomi and indirectly own 100% of the equity interest in Foshan Xiaoxian, 100% of the equity interest in Qutansuo, 60% of the equity interest in AI Touch and 60% of the equity interest in Zhuawa through Foshan Viomi (the above transaction in which the Purchaser acquired the equity interest in the Subject Company by way of termination of the existing VIE Agreement of Foshan Viomi shall be referred to as the “Transaction”).

The change in the shareholding structure of the domestic companies after the completion of the Transaction is shown in Annexure I-(II) to this Agreement.

(1)	Arrangements for payment of the consideration for the transaction

The consideration for the Transaction is RMB 65 million, and the manner of payment of the consideration for the Transaction by the Purchaser shall be as follows: on the Settlement Date, the Purchaser shall pay the consideration for the Transaction, RMB 65 million, to Guangzhou Interconnect through Foshan Viomi by way of additional paid-in capital. The Purchaser and the Seller acknowledge that the aforesaid price of RMB 65 million is the full consideration for the Transaction, which has been fully negotiated between the parties and reflects the full price of the equity interest in the Subject Company acquired by the Purchaser through the Transaction. The Purchaser’s obligation to pay the price under this Agreement in respect of the Transaction shall be fulfilled upon payment of the said price by the Purchaser and Foshan Yumi to Linkage Wonders in accordance with the provisions of this Article. Zhumeng Hulian and Foshan Viomi shall update (if necessary) the New VIE Agreement under Article 3.1.(6) of this Agreement to reflect the shareholding structure of Foshan Viomi after the Capital Increase from Foshan Viomi to Viomi, ensuring that Zhumeng Hulian controls 100% of the shareholding of Viomi through the VIE Agreement. Within thirty (30) business days after the signing of the Renewed VIE Agreement, Guangzhou Interconnect and Foshan Viomi shall proceed with the registration of the corresponding pledge in respect of the pledge of equity interests of Guangzhou Interconnect under the Renewed VIE Agreement.

Article V. Settlement

5.1

The Transaction shall be settled within ten (10) Business Days after the conditions precedent set forth in Article VII hereunder have been satisfied in full or waived in accordance with this Agreement, or at such other time as may be agreed upon by the Purchaser and the Seller, but no later than August 31, 2024 (the “Settlement Date”):

(1)

the VIE Termination Agreement shall become effective on the Settlement Date, and the rights and obligations of each of the relevant parties to the Existing VIE Agreements under the Existing VIE Agreements shall terminate as of the Settlement Date. Each of the relevant parties shall no longer have any rights, obligations and liabilities based on the Existing VIE Agreement. The Purchaser (i.e. Chen Xiaoping and Zhuhai Yungui) beneficially owns 100% of the equity interest in Foshan Viomi from the date of delivery and enjoys all the shareholders’ rights and undertakes the corresponding shareholders’ obligations in respect of all the equity interest in Foshan Viomi held by the Purchaser.

(2)

On the Settlement Date, the Seller shall cause the Target Company to hand over its seals (including official seal, financial seal, invoice seal, contract seal, legal person’s seal, etc.), materials related to its bank accounts (including bank seal card, security certificate authority/U-shield, bank seals, name seals related to bank payments, account books), accounts and passwords of WeChat Pay and Alipay, original copies of business licenses, original copies of other qualification certificates, account books, scanned and original copies of contracts, personnel materials such as employee labor contracts, documents related to the target business, technical materials, business data, etc. are inventoried and handed over to the Purchaser or the person designated by the Purchaser. From the date of delivery, the directors, supervisors, managers and other operating executives of the Subject Company shall be independently appointed by the Purchaser, and the Target Business shall be independently operated by the Purchaser and the Subject Company.

(3)	On the Settlement Date, the Purchaser shall pay the Transaction Consideration in accordance with Article 4.1.(2) of this Agreement.

Article VI. Commitments of the parties

6.1

Each party undertakes to use its best efforts to cause the transactions and ancillary elements described herein to be consummated in accordance with the terms of this Agreement, including, without limitation, using its best efforts to comply with all governmental approvals, consents, licenses, registrations and filings (such as registration of changes necessary for the transfer of Intellectual Property Rights) required hereunder as soon as practicable after the execution of this Agreement.

6.2

Within thirty (30) business days from the Settlement Date, the Purchaser and the Seller shall cause the relevant parties to expeditiously complete the corresponding unpledging procedures in respect of the registration of the equity pledge of the equity interests in Foshan Yunmi under the Existing VIE Agreement.

6.3

After the Settlement Date, if the Subject Company and the Group Company intend to carry out any connected transactions due to business operation requirements, the parties agree that they shall negotiate amicably and price the transactions in accordance with the fair market value, including but not limited to the following matters:

(1)

The Group Company has granted the necessary cooperation authorization to the Subject Company, specifying that the Subject Company has the right to continue to use the relevant resources required for the development of the Target Business, including, but not limited to, brand logos such as “Viomi”, and agreeing that the Subject Company shall be stationed in the “Viomi Store” to develop the Target Business; and Target business; and

(2)	The Group Company leases to the Subject Company the premises in its name which are required for the production, office and business operation of the Subject Company after the Settlement Date.
6.4	After the Settlement Date, if there are any matters not covered by this Agreement, the parties shall negotiate together in an amicable and fair manner and provide for them by way of a separate agreement.

Article VII. Prerequisites

7.1	Conditions for delivery by the buyer

With respect to Buyer, its performance of its delivery obligations hereunder shall be conditioned upon the satisfaction in full, or waiver in writing by Buyer, of all of the following conditions on or before the Delivery Date:

(1)	the representations and warranties made by Seller in this Agreement are true, accurate and complete in all material respects as of the date hereof and as of the date of Closing.
(2)	The Seller has obtained such consents, approvals or authorizations as are necessary to complete the transactions hereunder.
(3)

This Agreement, the Asset and Business Adjustment Agreement, the VIE Termination Agreement and the New VIE Agreement have been executed and delivered by the relevant parties (other than the Purchaser).

(4)

Seller has performed and complied in all material respects with the agreements, undertakings, and obligations required by this Agreement to be completed by it prior to the Closing Date and has not caused a material default under this Agreement or the other Transaction Documents.

(5)	There is no injunction or similar decree in effect prohibiting or restraining Seller from consummating the transactions hereunder.
7.2	Conditions for delivery by the seller

In the case of Seller, its performance of its delivery obligations hereunder shall be conditioned upon the satisfaction in full, or waiver in writing by Seller, of all of the following conditions on or prior to the Delivery Date:

(1)	the representations and warranties made by the Purchaser herein are true, accurate and complete in all material respects as of the date hereof and as of the date of Closing.
(2)	The Buyer has obtained such consents, approvals or authorizations as may be necessary to complete the transactions hereunder.

(3)	The Seller has obtained the written approval of the special committee established by Viomi Cayman for the transactions under this Agreement (the “Special Committee”) and the Board of Directors.
(4)	This Agreement, the Asset and Business Adjustment Agreement, the VIE Termination Agreement and the New VIE Agreement have been executed and delivered by the relevant parties (other than the Seller).
(5)

Buyer has performed and complied in all material respects with the agreements, undertakings, and obligations required by this Agreement to be fulfilled by it prior to the Closing Date and has not caused a material default under this Agreement or the other Transaction Documents.

(6)	There is no injunction or similar decree in effect prohibiting or restraining Buyer from consummating the transactions hereunder.

Article VIII. Representations and warranties

8.1	Representations and Warranties of the Seller

The Sellers jointly and severally make the following representations and warranties to the Purchaser, which representations and warranties are true, accurate and complete as of the date of this Agreement and as of the date of delivery:

(1)

Seller voluntarily and with full right and authority to execute and perform this Agreement and to consummate the transactions contemplated herein. Seller has been legally and validly authorized to take the necessary actions with respect to this Agreement and all transactions described herein. This Agreement constitutes a legal, valid and binding obligation on Seller and is enforceable against it in accordance with the terms of this Agreement. The Seller has obtained all necessary approvals, licenses, consents from the relevant parties (including governmental and regulatory authorities) for the execution of this Agreement to enable the successful performance of this Agreement.

(2)

The execution and performance of this Agreement is not inconsistent with or in conflict with the laws and regulations to be observed by Seller, administrative orders of governmental authorities, or other contracts or legal documents to which Seller is a party, and none of them will result in a breach of the foregoing or constitute a failure to perform or an inability to perform the same.

(3)	To the best of Seller’s knowledge, there are no matters that would have a material adverse effect on the transactions contemplated by this Agreement.
(4)

Foshan Viomi is the beneficial owner of record of Little Fresh Interconnection, Qutansuo, Guang and Java Interconnection, and its equity interest in the abovementioned companies will not be subject to any encumbrances; upon termination of the Existing VIE Agreements, the equity interest in Foshan Yunmi held by the Purchaser will be free of encumbrances.

(5)

the Seller and its designated entities shall have full ownership or effective control of the assets and businesses subject to intra-group restructuring in accordance with Article 3 of this Agreement, and the relevant entities may legally transfer such assets and businesses. Such assets and businesses shall be transferred to the Subject Company free from any defects in rights or security interests attached thereto and free from any objections, disputes, petitions for revocation, requests for declaration of invalidity, lawsuits, arbitrations, administrative proceedings, reviews, penalties, warnings or notices that are ongoing, pending or which the Seller has reason to believe are potential, and which have been filed by governmental agencies or any third party.

8.2	Representations and warranties of the buyer

Buyer jointly and severally represents and warrants to Seller as follows, which representations and warranties are true, accurate and complete as of the date of this Agreement and as of the date of Closing:

(1)

The Purchaser has voluntarily and with full right and authority to execute and perform this Agreement and to consummate the transactions contemplated herein. The Purchaser has been legally and validly authorized to take the necessary actions in connection with this Agreement and all of the transactions contemplated herein. This Agreement constitutes a legal, valid and binding obligation on the Buyer and is enforceable against it in accordance with the terms of this Agreement. The Buyer has obtained all necessary approvals, licenses, consents from the relevant parties (including governmental and regulatory authorities) for the execution of this Agreement in order to enable the successful performance of this Agreement.

(2)

The signing and performance of this Agreement does not contradict or conflict with the laws and regulations to be observed by the Purchaser, the administrative orders of the governmental departments, or other contracts or legal documents to which the Purchaser is a party, and none of them will result in a breach of the foregoing or constitute a failure to perform or an inability to perform the foregoing.

(3)	To the best of Purchaser’s knowledge, there are no matters that would have a material adverse effect on the transactions contemplated by this Agreement.

Article IX. Dissolution and termination

9.1	This Agreement may be discharged or terminated prior to the Delivery Date upon the occurrence of any of the following events:
(1)	The parties hereto unanimously agree in writing to rescind this Agreement.
(2)	the occurrence of a legally enforceable event of force majeure that makes it objectively impossible for the parties to perform this Agreement or achieve its purpose.
(3)

If either party commits a material breach of any of its representations and warranties or misrepresentations and misrepresentations in this Agreement, or commits a material breach of its undertakings in this Agreement, and such breach is not effectively remedied within fifteen (15) days after receipt of notice of the requirement to cure, resulting in the failure of this Agreement to be performed, or the purpose of this Agreement being fundamentally frustrated, the non-defaulting party may unilaterally terminate this Agreement by giving written notice.

9.2

If the conditions precedent for delivery as agreed in Article 7 of this Agreement have been fulfilled but the Buyer fails to pay the consideration for the Transaction in accordance with this Agreement, the Seller shall have the right to send a written notice to the Buyer requesting the Buyer to pay the consideration for the Transaction as soon as possible. If Buyer does not complete payment of the consideration for this transaction more than thirty (30) days after written notice from Seller to Buyer, Seller shall have the right to unilaterally terminate this Agreement upon written notice.

9.3	Effect of dissolution or termination:
(1)

This Agreement shall be null and void upon the cancellation or termination of this Agreement pursuant to any of the foregoing Sections 9.1 and 9.2, except that Sections 10, 11, and 12 of this Agreement shall remain in effect.

(2)

Upon the dissolution or termination of this Agreement, the parties hereto shall restore their legal relationship to the status quo as of the date of this Agreement within a reasonable period of time in accordance with the principles of fairness, reasonableness, and good faith and using their best efforts.

(3)

Upon the termination of this Agreement, unless otherwise agreed herein, all rights and obligations of the parties hereunder shall terminate, and neither party shall have any other claim against the other party hereunder or with respect to the termination of this Agreement, except for the liability of the defaulting party pursuant to the provisions of Article XI of this Agreement.

Article X. Confidentiality

10.1

Unless otherwise agreed herein, each party hereto shall use its best efforts to keep confidential any technical or commercial information of all other parties, in all forms, which it obtains as a result of the performance of this Agreement, including any contents of this Agreement and other matters of cooperation and dealings which may exist between the parties (“Confidential Information”). Either party shall restrict access to such information to its employees, consultants, agents, subcontractors, suppliers, etc., only to the extent necessary for the proper performance of its obligations under this Agreement and shall maintain the confidentiality of the Confidential Information.

10.2

After the settlement of the Transaction, if either party intends to disclose the Transaction externally in a press conference, industry or professional media, marketing materials or by other means, a unified publicity program for public disclosure (including but not limited to the scope of information that can be disclosed, the content of the press release, etc.) should be negotiated and confirmed by the Purchaser and the Seller in advance. Neither party shall disclose to the public beyond the promotional program confirmed by the buyer and seller without the prior consent of the buyer and seller.

10.3	Confidential information shall not include:
(1)	Information that has become generally available to the public at the time of disclosure;
(2)	has become generally available to the public after disclosure through no fault of the receiving party;
(3)	Information that the receiving party can demonstrate was in its possession prior to disclosure and was not obtained directly or indirectly from another party; or
(4)

The obligation of either party to disclose to the relevant governmental authorities, stock exchanges, etc. as required by law or the Listing Rules or the disclosure of the above confidential information by either party to its direct legal advisers and financial advisers as necessary for the normal operation of its business.

10.4

Either party hereto shall cause its directors, officers, consultants and employees with respect to Confidential Information, and those of its Affiliates, to comply with the confidentiality obligations under this Article.

Article XI. Liability and compensation for breach of contract

11.1

Subject to clause 11.3 of this Agreement, any party in breach of this Agreement (the “breaching party”) shall be liable to indemnify the other parties for all losses suffered by them as a result of the breach. In the event of a breach of the provisions of this Agreement by any party hereto, the other party shall be entitled, in addition to its other rights under this Agreement, to actual performance by the breaching party or damages for losses suffered by such breaching party as a result of such breach.

11.2

Subject to Section 11.3 of this Agreement, the Defaulting Party shall indemnify, hold harmless and reimburse the Indemnified Parties and their respective successors in title, affiliates and representatives (collectively, the “Indemnified Parties”) from and against the following:

(1)	the breach by the breaching party of any of its representations and warranties made in this Agreement or the misrepresentation or misrepresentation of such representations and warranties; or
(2)

a breach or failure by the breaching party to fully perform a promise, agreement, warranty or obligation under this Agreement, except to the extent that it has been waived in writing by the other parties.

The defaulting party shall indemnify or reimburse the indemnified party for any and all losses, debts, liabilities, impairments, costs (including investigation and defense costs and reasonable attorney’s and accountant’s fees), or other damages of any kind whatsoever (whether or not involving third party claims) suffered by the indemnified party as a result of any of the foregoing, whether directly or indirectly.

11.3

Any claim for indemnification based on Sections 11.1 and 11.2 of this Agreement must be made by the Indemnified Party to the Defaulting Party prior to the Closing Date, except for any breach of, or failure to perform in full, a commitment, agreement, warranty or obligation under this Agreement that is required to be performed after the Closing Date by the Defaulting Party. If the Indemnified Party does not make such indemnification claim prior to the Closing, the Indemnified Party shall be deemed to have waived its right to claim indemnification based on Sections 11.1 and 11.2 of this Agreement.

11.4

If the Buyer fails to pay the consideration for the Transaction within the payment term agreed in this Agreement, the Seller shall be entitled to charge the Buyer a liquidated damages of one ten thousandth of the consideration for the Transaction for each day of overdue payment, and the Buyer shall pay the aforesaid liquidated damages through the same payment method as agreed in Article 4 of this Agreement.

Article XII. Applicable law and settlement of disputes

12.1	Applicable Law. The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of China.
12.2

Dispute Resolution. Any dispute arising under and in connection with this Agreement shall be resolved by negotiation between the parties, and if the parties are unable to reach an agreement within thirty (30) days after the dispute has arisen, the dispute shall be submitted to the Shenzhen International Arbitration Institute for arbitration in accordance with its arbitration rules in force at the time. The place of arbitration shall be Shenzhen, the language to be used in the arbitration shall be Chinese, and the arbitral award shall be final and binding on the parties.

Article XIII. Others

13.1

Each party agrees that any costs incurred by each party in connection with the performance of this Agreement (including but not limited to the costs of engaging intermediaries such as legal advisers, auditors, appraisers and other costs related to the Transaction) shall be borne by each party. Each party shall be responsible for the timely and full filing and payment of all taxes arising out of or in connection with the Transaction that are separately imposed on any party under all applicable laws.

13.2

The appendices and annexes to this Agreement are an integral part of this Agreement and, together with this Agreement and the related documents executed pursuant hereto, constitute the entire agreement with respect to the subject matter hereof, supersedes all oral or written agreements, discussions, minutes, memoranda, understandings or communications (including, but not limited to, facsimiles and e-mails) between the parties prior to the date of this Agreement with respect to the particular matters described herein.

13.3

Any amendment to this Agreement shall be made by written agreement duly executed by the parties, provided that the Seller shall have obtained the written approval of the Special Committee for the execution of such written agreement. If Seller fails to obtain the approval of the Special Committee prior to the execution of such written agreements, Seller’s execution of such written agreements shall be null and void.

13.4	The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement in any way.
13.5

If any one or more of the provisions of this Agreement or any other legal document to which any one or more of these Agreements relates is held to be invalid, illegal or unenforceable in accordance with any relevant law, the:

(1)

The validity, legality and enforceability of the other provisions of this Agreement shall not be affected or impaired and shall be in full force and effect. The validity, legality and enforceability of the agreements covered by this Agreement, other than any provision or agreement that is held to be invalid, illegal or unenforceable, shall not be affected or impaired and shall remain in full force and effect;

(2)

the parties shall promptly substitute for such invalid, illegal or unenforceable term or agreement a term or agreement that is lawful, valid and enforceable, and such substitute term or agreement shall most closely approximate the intent of such invalid, illegal or unenforceable term or agreement.

13.6	This Agreement shall enter into force upon signature by the parties.
13.7	There are four (4) original copies of this Agreement, each of which shall have the same legal effect.

[Signature page followed]

(This page, without text, is the signature page of the termination agreement)

Xiaoping Chen

Signature:	/s/ Xiaoping Chen

Zhuhai Yungui Enterprise Management Consulting Partnership (Limited Partnership) (Seal)

Signature:	/s/ Xiaoping Chen

Viomi Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Viomi HK Technology Co. Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Yunmi Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Foshan Yunmi Electric Appliances Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

(This page, without text, is the signature page of the termination agreement)

Zhumeng Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Guangdong Lizi Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Foshan Quanxian Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Lequan Technology (Beijing) Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Beijing Yunmi Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Foshan Xiaoxian Hulian Electric Appliances Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

(This page, without text, is the signature page of the termination agreement)

Qutansuo Electric Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Guangdong AI Touch Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Zhuawa Technology (Guangdong) Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Guangzhou Interconnect Technology Co., Ltd. (Seal)

Signature:	/s/ Authorized Signatory (represented by company seal)

Appendix I-(I) Shareholding structure of domestic companies before the transaction

Appendix I-(II) Shareholding structure of domestic companies after the transaction

Appendix II

VIE Termination Agreement